UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 18, 2008

DPAC Technologies Corp.

(Exact Name of Registrant as Specified in Its Charter)

California	0-14843	33-0033759
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5675 Hudson Industrial Parkway, Hudson, Ohio	16056
(Address of Principal Executive Offices)	(Zip Code)

(800) 553-1170

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 18, 2008, DPAC Technologies Corp. (the “Company”) agreed with its Chief Executive Officer, Steven D. Runkel, to an amendment of the certain terms which govern Mr. Runkel’s employment with the Company.

As previously disclosed in Item 10 (Executive Compensation) to the Company’s annual report on Form 10-KSB for the period ended December 31, 2007 (filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2008)(the “2007 10-K”), the Company does not have a current written employment agreement with Mr. Runkel. On February 28, 2006, the Company had entered into a written employment agreement with Mr. Runkel, which agreement expired by its terms on December 31, 2006 (the “February 2006 Agreement”, which agreement is incorporated herein by reference to Exhibit 10.1 to the Company’s current report on Form 8-K, filed with the SEC on March 6, 2006).

Upon the expiration of the February 2006 Agreement, Mr. Runkel and the Company’s Compensation Committee orally agreed that Mr. Runkel’s employment with the Company would continue under the same terms and conditions as the February 2006 Agreement except that, effective in November 2006, his base salary was increased from the $210,000 annually called for in the February 2006 agreement to $250,000 per year for 2007 and thereafter.

The amendment agreed to by the Company and Mr. Runkel on July 18, 2008 and reported herein provides effective as of July 18, 2008 for a reduction in his total base salary from $250,000 annually to $200,000 annually.

Additionally, however, the Company would pay to Mr. Runkel a quarterly bonus based on the achievement by the Company of certain quarterly performance targets (measured by reference to the Company’s earnings before interest, taxes, depreciation and amortization (EBITDA)). Mr. Runkel would receive a bonus (in cash) of $6,250 for quarterly Company EBITDA of $250,000; $12,500 for EBITDA of $375,000 and $25,000 for EBITDA of $500,000.

No other amendments or modifications to the terms and conditions of Mr. Runkel’s employment as reported in the 2007 10-K were made.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 10.1 Employment Agreement, between Steven D. Runkel and DPAC Technologies Corp., effective as of February 28, 2006 incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed March 6, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DPAC TECHNOLOGIES CORP.
(Registrant)
Date: July 24, 2008
	By:	/s/ STEVEN D. RUNKEL
Steven D. Runkel
Chief Executive Officer and President